Exhibit 21

               DIAGNOSTIC/RETRIEVAL SYSTEMS, INC. AND SUBSIDIARIES
                          D.B.A DRS TECHNOLOGIES, INC.

                SUBSIDIARIES OF THE COMPANY AS OF MARCH 31, 1997

Subsidiary                                             State of Incorporation
----------                                             ----------------------
DRS Precision Echo, Inc.                                      Delaware
DRS Photronics, Inc.                                          New York
DRS Electronic Systems, Inc.                                  Delaware
DRS Systems Management Corporation                            Delaware
DRS Ahead Technology, Inc.                                    Delaware
DRS Optronics, Inc.                                           Delaware
DRS/MS, Inc.                                                  Delaware